Exhibit 10.7

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is effective November 30th, 2021 (the “Effective Date”), between K2 Biolabs, LLC., a Delaware limited liability company, as Licensor (the “Licensor”), and Fibro Biologics, LLC, a Texas limited liability company, as Licensee (the “Licensee”). Licensor and Licensee are sometimes referred to herein, individually, as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS:

1. Pursuant to the Lease Agreement between the Landlord and Licensor, Licensor is currently leasing the Premises;

2. In accordance with the Lease Agreement, the Premises shall be used only for the purpose of receiving, storing, shipping, and selling (other than retail) products, materials, and merchandise, office, cell therapy, research laboratory, and vivarium uses, and for such other lawful purposes as may be incidental thereto (the “Permitted Use”);

4. Pursuant to the Lease Agreement, Licensor and everyone making use of the Building or the Premises (including the Licensee) shall refrain from engaging in any activity that would or may constitute a violation of the Restrictive Covenants;

5. Licensor desires to license to Licensee, and Licensee desires to license and use, a dedicated portion of the Premises for purposes of conducting activities consistent with the Permitted Use; and

4. Licensor and Licensee are willing to enter into this Agreement under the terms, covenants, and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein the Parties agree as follows:

ARTICLE 0. License Related Payments & Definitions.

License/Payment Definitions.

Authorized User(s) - The Licensee’s Personnel that are granted credentials to enter the Premises without supervision and utilize the Licensed Space. The maximum number of Authorized Users under this License will be three (3).

Extension Term-A successive renewal term that begins at the end of the Initial Term or any other Extension Term, upon written notification from Licensee to Licensor within 60 days of the end of the Initial Term or any other Extension Term that is formally accepted by the Licensor. Each Extension Term shall be a six (6) month period.

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Initial Term - The period of time commencing on the License Commencement Date and ending on the first (1st) day of the month that is eight (8) months following the month of the License Commencement Date.

License Commencement Date - December 1, 2021.

License Fee - a monthly payment the Licensee makes to the Licensor during the License Term in exchange for the License. The amount of the License Fee shall be equal to $3,750 (USD) per month plus any and all taxes applicable to such License Fee.

Permitted Licensee Use - The way in which the Licensee may use the Licensed Space in accordance with this Agreement. This includes not using the Premises for any purpose that would violate the Restrictive Covenants or constitute use of the Premises that is not a Permitted Use. The Permitted Licensee Uses are limited to using the Licensed Space for the purpose of conducting laboratory research, other laboratory related activities, business planning, and business planning related activities relating to the fields of life science, biotechnology, medical device, or medical consumer but excluding any business operations not in accordance with the business plan provided to Licensor or the License Application.

Security Deposit - an amount paid by Licensee to Licensor upon the execution of this Agreement. This is separate from the requirement to pay the License Fee. The amount of the Deposit shall be equal to $7,500 (USD).

General Definitions.

Building-The building located at 2710 Reed Road, Houston, Texas 77051 that houses the Premises.

Building Rules & Regulations -These are rules & regulations implemented by, or on behalf of, the Licensor to comply with expectations set by the Landlord. These rules and regulations apply to all occupants or visitors of the Building. The Building Rules & Regulations may be updated from time to time by the Licensor at their sole discretion. The initial list of Building Rules & Regulations is in Exhibit C.

Common Space - The portions of the Premises that the Licensor, in their sole discretion, deems available for use by the Licensor, Licensee, and Other Licensees. This may include the breakroom and lobby, necessary hallways, designated shared rest rooms, computer server room serving the Dedicated Space, certain other shared conference rooms (subject to applicable Standard Operating Procedures or SOPs), other shared general laboratories (subject to applicable SOPs) and special equipment laboratories (subject to applicable SOPs), Scheduled Equipment/Labs (as defined in and subject to Article IV (Scheduled Equipment/Labs) below), and ingress and egress points

Dedicated Space -The portion of the Premises described in Exhibit A attached hereto.

Event of Default - Actions or inactions of the Licensee that materially breach this Agreement. See Article XVII (Default/Remedies) for the full list.

Landlord - NP PARK 288 LLC

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Lease Agreement - The lease agreement between the Landlord and the Licensor dated February 12, 2020, that grants the Licensor a lease and the right to occupy the Premises. Currently, the term of the Lease Agreement expires on September 30, 2026, which term can be extended by an instrument in writing signed by the Landlord and the Licensor

Legal Requirements - All laws, regulations, ordinances, orders, and requirements of all government authorities and agencies with jurisdiction or author over the Building or Premises or any operations therein or any activities of the Licensee or Licensee’s Personnel. This also includes any permit requirements and the ruling/orders of any court of competent jurisdiction.

License - This is the right the Licensor grants to the Licensee to occupy and use portions of the Premises pursuant to this Agreement.

License Application - The form and accompanying documents (including any Licensee business plan) provided by the Licensee to the Licensor in order to determine the Licensee’s eligibility for the License.

License Term - The full term of this License, which includes the Initial Term and all Extension Terms.

License Expiration Date - The last day in the, then-current, License Term. Initially, the License Expiration Date will be the last day of the Initial Term. If and when this Agreement is renewed, the License Expiration Date will become the last day of the current Extension Term.

License Termination Date - The last date that the License is effective. This will be the License Expiration Date unless this Agreement or the License is terminated earlier pursuant to any of the terms, conditions, or provisions herein. In such cases of earlier termination, the effective date of the termination shall be the License Termination Date.

Licensed Space - The portion of the Premises that the Licensee is granted access to under the License. The Licensed Space is a combination of the Common Space and the Dedicated Space.

Licensee’s Personnel - Shall include, without limitation, any of the Licensee’s employees, owners, directors, executives, agents, representatives, consultants, contractors, subcontractors, visitors, invitees, or other personnel that works for, for the benefit of, or on behalf of the Licensee.

Licensee’s Property - Property owned, possessed, or controlled by the Licensee or any of Licensee’s Personnel that is now or hereafter placed, left, or installed in, upon or about the Premises, which includes, but is not limited to, without limitation all goods, wares, fixtures, trade fixtures, machinery, inventory, equipment, furniture, furnishings, and any other personal property that is now or hereafter placed, left or installed in, upon or about the Premises.

Licensor Parties - Licensor’s members, shareholders, owners, investors, lien holders, principals, beneficiaries, partners, officers, directors, executives, agents, representatives, consultants, contractors and employees, and other designees of Licensor who have an interest in the Licensor, the Building, or the Premises

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Licensor’s FF&E - All fixtures and personal property, including furniture and equipment, installed in or located in the Licensed Space prior to the Licensee’s use of Licensed Space and/or the Effective Date.

Other Licensee(s)-These are other individuals or entities that have a right to use or occupy the Building and/or the Premises. In most, but not all, cases these Other Licensees will have an agreement with the Licensor similar to this Agreement and may be granted rights that limit the possible Permitted Licensee Use.

Permitted Use - The ways in which the Premises may be used in accordance with the Lease Agreement. Permitted Uses are limited to receiving, storing, shipping, and selling (other than retail) products, materials, and merchandise, office, cell therapy, research laboratory, and vivarium uses, and for such other lawful purposes as may be incidental thereto.

Restrictive Covenants - The full list of activities in the Lease Agreement that the Licensor agreed not to engage in on or about the Premises. The full list of Restrictive Covenants can be found in the Lease Agreement.

Scheduled Equipment/Labs - Specialized equipment, instruments, and lab as fully described in Exhibit D. This is considered a part of the Common Space, and thus can be modified, changed, or removed at the sole discretion of the Licensor. However, unlike other forms of Common Space, the Scheduled Equipment/Labs may require additional fees, training, certifications, and/or permission from the Licensor to utilize and access. Such requirements are at the discretion of the Licensor, and may change from time to time.

Standard Operating Procedures or SOPs - The policies and procedures that govern the use of the License, Premises, Scheduled Equipment/Labs, and Licensor’s FF&E. The SOPs may be updated from time to time by the Licensor at their sole discretion. The initial list of SOPs is in Exhibit B.

Termination Fee - A fee paid by the Licensee when the Agreement or the Licensee’s right to possess the Licensed Space is terminated during the License Term at the request of the Licensee (i.e. termination for convenience) or as a result of Events of Default.

Vivarium Lab - These are spaces in the Premises that house, process, treat, and diagnose animal (namely mice and rats). This space is a specialized form of Scheduled Equipment/Labs that cannot be used or accessed without supervision and oversight by authorized members of the Licensor staff. Additionally, the Licensee will be required to comply with all applicable SOPs related to Vivarium Lab access and use.

ARTICLE I. Grant of License and License Term.

Section 1.1 Upon the terms and conditions of this Agreement, Licensor does hereby grant to Licensee a license (the “License”) to occupy Dedicated Space. As part of the License, the Licensee is also granted non-exclusive access to and use of the Common Space. The Common Space may be accessed and used by the Licensor and Other Licensees. The available Common Space may be changed, reduced, or expanded at the Licensor’s sole discretion, provided that the Licensee is still granted access and use of the Dedicated Space. It is understood and agreed that Licensee shall not have access to or use portions of the Premises that are not Licensed Space. Use of the Scheduled Equipment/Labs shall require payment of fees by Licensee, plus any applicable taxes, and shall be invoiced and paid as provided in Section 2.3.

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Section 1.2 The License granted hereunder shall be effective for the entire License Term, unless this Agreement is terminated prior to the License Expiration Date pursuant to any of the terms or conditions herein; in cases of earlier termination, the License ends on the License Termination Date. The License granted to Licensee hereunder shall apply only to the Licensed Space during the License Term, shall not be exclusive except for the Dedicated Space, and in all cases shall be subject to the terms of this Agreement, the Lease Agreement, and the Licensor’s rights (including the right to access). The Licensee agrees and understands that the Licensor or the Landlord may require access to the Licensed Space to comply with the terms of this Agreement and the Lease Agreement. Licensee shall have no rights to, or in, any part of the Building or Premises except the Licensed Space.

Section 1.3 At the end of the Initial Term and any Extension Term, this Agreement shall automatically terminate unless Licensee provides written notice to Licensor of its desire to exercise an Extension Term of the License sixty (60) days prior to the end of the Initial Term and License Expiration Date or any Extension Term; and the Licensor formally accepts. Each Extension Term shall be subject to the same terms, conditions, and obligations of this Agreement as the Initial Term and License Term. In addition, upon the termination of the Lease Agreement, Licensor may terminate this Agreement, upon thirty (30) days’ written notice to Licensee.

Section 1.4 Subject to the terms of this Agreement, the License includes the use of the Licensor’s equipment, furniture, and other property located in the Dedicated Space on the License Commencement Date and, subject to the SOPs, non-exclusive use of the equipment, furniture, and other property located in the Premises.

Section 1.5 Licensee shall ensure that its use and operations of the Licensed Space conforms to the terms of this Agreement and does not unreasonably interfere with the use and operations of the Building or Premises by the Licensor, and the use and operation of the Common Space by the Other Licensees and other occupants in the Building.

Section 1.6 The Licensee hereby understands and agrees that this Agreement is subject to the Standard Operating Procedures or SOPs (see Exhibit B), and the Licensee hereby agrees to comply with all such SOPs. Additionally, the Licensee shall ensure that all Licensee’s Personnel and Authorized Users comply with all such SOPs (including SOPs related to Licensed Space capacity limitations). The Licensor shall make copies of the SOPs available to the Licensee, and, where appropriate and in the Licensor’s sole discretion, the Licensor may make SOPs related training available for the Licensee. The SOPs for the Premises applicable to Licensee may be revised and amended from time to time by Licensor, in Licensor’s sole discretion.

Section 1.7 The Licensee hereby understands and agrees that this Agreement is subject to the Building Rules & Regulations (see Exhibit C), and the Licensee hereby agrees to comply with all such Building Rules & Regulations. Additionally, the Licensee shall ensure that all Licensee’s Personnel and Authorized Users comply with all such Building Rules & Regulations (including Building Rules & Regulations related to Premises capacity limitations). The Licensor shall make copies of the Building Rules & Regulations available to the Licensee, and, where appropriate and in the Licensor’s sole discretion, the Licensor may make Building Rules & Regulations related training available for the Licensee. The Building Rules & Regulations for the Building may be revised and amended from time to time by the Licensor, at Licensor’s sole discretion.

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Section 1.8 Licensee may terminate this Agreement for convenience upon prior written notice to Licensor, which notice shall specify the effective date of termination (i.e. the License Termination Date); provided that Licensee shall pay to Licensor a Termination Fee within thirty (30) days from the date of such notice. The Termination Fee will be calculated based on how much advance notice Licensee provides to Licensor prior to the specified License Termination Date, as follows:

Notice Period Prior to License Termination Date	Termination Fee
Greater than 9 months	0% of License Fee
greater than 6 months to 9 months	100% of License Fee
greater than 3 months to 6 months	200% of License Fee
0 months to 3 months	300% of Licensee Fee

Section 1.9 The Licensee shall designate Authorized Users in writing; any changes to the Authorized User list must also be submitted in writing. Any changes to the Authorized User list will take at least five (5) business days to become effective. At which time, the Licensor will provide credentials for the Authorized Users to gain access to the Premises and Licensed Space. The Licensee must notify the Licensor immediately if an Authorized User’s employment is terminated. The Licensee agrees to ensure that only Authorized Users utilize the Licensed Space, Licensor FF&E, and Scheduled Equipment/Labs (provided that, Licensee & Licensee’s Personnel may still utilize office space and conference rooms to conduct meetings with non-Authorized Users). The Licensee and Authorized Users are also responsible for ensuring that the Licensee’s Personnel utilizing the Licensed Space does not exceed the established capacity limitations of the Licensed Space (or any subset thereof). Additionally, the Licensor agrees to ensure that none of Licensee’s Personnel enter the Premises unless they are an Authorized User or accompanied by tan Authorized User. The Licensee my periodically change the list of Authorized Users; provided that the Licensor may charge a fee for such changes and the reissuance of credentials to Authorized Users.

ARTICLE II. License Fee and Deposit.

Section 2.1 Licensee shall pay to Licensor the License Fee on a monthly basis. Subject to Section 2.3, the License Fee shall be due and payable in advance on the first (1st) day of each month of the License Term without prior demand therefore and without any offset or deduction whatsoever. All amounts payable to Licensor under this Agreement shall be paid in United States dollars ($USD) by electronic transfer of funds as follows (or by another method approved by Licensor):

Amegy Bank (Zion Bancorp)

ABA: 113011258

Account Number: 5798678214

Account Name: K2 Biolabs, LLC

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The License Fee shall increase by 3% annually, beginning on the first anniversary of the License Commencement Date.

Section 2.2 If any monthly payment of the License Fee is received by Licensor more than five (5) days after the same is due and payable hereunder, a late charge equal to five percent (5%) of the amount of such late installment shall thereupon be levied upon Licensee, which amount shall immediately be due and payable.

Section 2.3 Licensor shall also receive from Licensee any actual out of pocket charge, fee, cost, sum, or expense that Licensor pays or incurs on or after the License Commencement Date for the provision of, or in connection with, any services, repairs, or supplies provided to or for the Licensed Space (or any part thereof) at the request of Licensee plus a 15% markup applied to the aforementioned actual charges, fees, costs, sums or expenses. Upon the request of Licensee, Licensor shall provide invoices and other supporting information reasonably requested by Licensee reflecting amounts paid by Licensor and billed to Licensee pursuant to this Section 2.3.

Section 2.4 On the License Commencement Date, the Licensee shall take possession, or be deemed to have taken possession, of the Licensee’s Dedicated Space. On or prior to the License Commencement Date, Licensee shall pay to Licensor the monthly License Fee for the first full month of this Agreement and, in the event that the License Commencement Date shall occur on a date other than the first (1st) day of any calendar month, Licensee shall pay to Licensor the License Fee for the month during which the License Commencement Date occurs prorated based upon the number of days before and after the License Commencement Date in the month during which the License Commencement Date occurs. In the event that the License Termination Date shall occur on a date other than the last day of any month, the License Fee for such month shall be prorated on a per diem basis.

Section 2.5 Simultaneously with Licensee’s execution of this Agreement, Licensee shall deposit with Licensor the Security Deposit which shall be security for the performance by Licensee of all of Licensee’s obligations, covenants, conditions, and agreements under this Agreement. Licensor shall not be required to maintain such Security Deposit in a separate account. Except as may be required by law, Licensee shall not be entitled to interest on the Security Deposit. Provided Licensee is not in default under this Agreement, within sixty (60) days after the later of the License Termination Date or Licensee’s vacating the Premises, Licensor shall return such Security Deposit to Licensee, less such portion thereof as Licensor shall have appropriated to satisfy any of Licensee’s obligations, or any Event of Default, under this Agreement. Ifthere shall be an Event of Default under this Agreement, then Licensor shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the Security Deposit for the payment of any (a) License Fee or any other sum as to which Licensee is in default beyond any applicable grace or cure period after notice, or (b) amount Licensor may spend or become obligated to spend, or for any losses actually incurred, by reason of an Event of Default (including, but not limited to, any damage or deficiency arising in connection with the relicensing of the Licensed Space and the Licensee violating the Restrictive Covenants). If any portion of the Security Deposit is so used or applied during the License Term, then within ten (10) business days after Licensor gives written notice to Licensee of such use or application, Licensee shall deposit with Licensor a payment in an amount sufficient to restore the Security Deposit to the original Security Deposit amount, and Licensee’s failure to do so shall constitute an Event of Default under this Agreement. To the extent applicable and permitted by applicable law, Licensee hereby expressly waives any rights and remedies which Licensee may have pursuant to Section 93.004 through 93.011 of the Texas Property Code dealing with security deposits, including as may be amended in the future.

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ARTICLE III. Licensed Space Use.

Section 3.1 Licensee shall use the Licensed Space for Permitted Licensee Use. Licensee acknowledges that Licensor has relied on and shall continue to rely on the information provided by Licensee in its License Application prior to the date of this Agreement in determining whether to grant the License hereunder. This Licensee acknowledges and understands that the Licensor also relied on the information in the License Application to evaluate whether the Licensee would or planned to conduct any research or other activities that would directly compete with the ongoing or planned research and other activities of Licensor, Other Licensees or certain of Licensor’s affiliated companies on the Premises, and to evaluate whether the Licensee would violate Restrictive Covenants or Permitted Use limitations. In the event Licensee intends to substantially change its business plan and/or undertake any other research, it shall notify Licensor of such general intent and thereafter reasonably cooperate with Licensor to facilitate Licensor’s reevaluation of Licensee’s suitability for retaining or renewing the License.

Section 3.2 Licensee shall at all times act, conduct its operations and control Licensee’s Personnel in such manner as not to create any nuisance, or unreasonably interfere with, annoy or disturb the Licensor or Other Licensees, the Licensor’s business operations, the Other Licensees’ business operations, the Licensor’s employees/representatives, Licensor’s invitees and visitors, the Other Licensees’ invitees & visitors, the Other Licensees’ employees/representatives, or tenants of the Building (as applicable). Licensee shall at all times comply with the SOPs, Building Rules & Regulations, and any other general health and safety or laboratory operating procedures, emergency, evacuation, or security procedures (whether federal, state, local, or specifically related to the Building) or rules and regulations of Licensor provided to Licensee, with respect to the Licensed Space or any portion of the Premises. Licensee shall not conduct any activities which might cause the License Space or any portion of the Premises to be considered Biosafety Level 3 or Biosafety Level 4 laboratory space as defined by the 1999 NIH/CDC guideline “Biosafety in Microbiological and Biomedical Laboratories” as such guidelines may be supplemented, updated or replaced from time to time.

Section 3.3 Except in the case of emergencies, Licensee and its employees shall have access to the Dedicated Space and to Common Space (subject to applicable SOPs on reserving access and use of laboratory space and maintenance/repair schedules) twenty-four (24) hours per day and seven (7) days per week. Licensee’s agents, invitees, or guests may, with Licensee escort only, enter the Licensed Space in accordance with access and security procedures as set forth in applicable SOPs and Building Rules & Regulations. Licensee understands and agrees that they are fully responsible for the activities of Licensee’s Personnel while they are in, on, or around the Building and/or Premises.

Section 3.4 Licensee acknowledges and agrees that use of shared general laboratory space and meeting rooms within the Common Space shall be in accordance with applicable SOPs for the use of such space, including all scheduling, use, and clean-up of shared general laboratory space and use of Common Space.

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Section 3.5 All waste introduced to and/or generated by the Licensee on the Licensed Space shall be gathered and removed by Licensee from the Licensed Space on a daily basis. Licensee shall at all times comply with the SOPs regarding waste disposal, including, without limitation, the Biological Waste Management Policy, the Hazardous Waste Management Policy, and the Non-Hazard Disposal Policy.

Section 3.6 The Licensed Space shall be used solely for uses consistent with the Permitted Use, the Permitted Licensee Use, and those uses permitted by the Restrictive Covenants. Licensor will have the right to terminate this Agreement by written notice to Licensee immediately upon any violation of the Restrictive Covenants or breach of Permitted Licensee Use. Termination pursuant to this section will be treated as the Licensee terminating this Agreement for convenience with zero (0) months-notice and will incur the corresponding Termination Fees or a Termination Fee equal to 200% of the current monthly License Fee, whichever is greater.

ARTICLE IV. Scheduled Equipment/Labs

Section 4.1 Provided that Licensee is not in default hereunder beyond applicable notice and cure periods, upon request, Licensee shall have the additional option to use Scheduled Equipment/Labs. Licensee’s use of the Scheduled Equipment/Labs shall be subject to (i) the completion of all applicable training prior to use, (ii) compliance with good laboratory practices and applicable SOPs, and (iii) the availability of the Scheduled Equipment/Labs. All scheduling, use, billing, and clean-up of the Scheduled Equipment/Labs shall also be in accordance with the applicable SOPs related to such activity; the Licensee understands and agrees that they are responsible for any damage, repair, or clean-up of the Scheduled Equipment/Labs caused by or resulting from their use of the Scheduled Equipment/Labs.

Section 4.2 In order to gain access or utilize the Vivarium Labs the Licensee must complete appropriate training, sign Licensor’s Vivarium Access Addendum, agree to abide by all SOPs pertaining to the Vivarium Labs (which may be updated periodically at the sole discretion of Licensor), and demonstrate competence in necessary lab techniques. The Parties understand and agree that because the Vivarium Labs houses live animals interacting with each other, there is no reasonable way to guarantee the life and wellbeing of each animal therein. As such, the Parties agree that the Licensor is not responsible for the injury, death, or escape of any animal in the Vivarium Labs or the Premises unless such occurrence was directly caused by the gross negligence, recklessness, or willful misconduct of the Licensor. The Licensee understands and agrees that Vivarium Labs house intellectual property, experiments, and studies of Other Licensees. Furthermore, if the Licensee accesses or utilizes the Vivarium Labs in a manner contrary to SOPs or without supervision & permission, or if the Licensee engages in negligence, recklessness, or willful misconduct, the Licensee may materially and/or significantly damage the interests and/or property of Other Licensees. The cost and responsibility of any such damage will be the responsibility of the Licensee.

ARTICLE V. Alterations and Personal Property.

Section 5.1 Licensee shall not make any changes, additions, improvements, alterations, or other physical changes (including installing window coverings or hanging items or making holes in the walls) to the Licensed Space or any portions thereof, or any of the systems therein or thereon, or bring any furniture or equipment (including laboratory equipment) onto the Licensed Space without the prior written consent of Licensor.

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Section 5.2 All Licensor FF&E is the property of Licensor. The Licensor’s FF&E shall not be altered, added to, or replaced in any way by Licensee. On the License Termination Date, all Licensor FF&E shall be delivered back to the Licensor by Licensee in good operating condition subject only to reasonable wear and tear. If Licensee fails to deliver Licensor’s FF&E pursuant to and in the condition required by the preceding sentence, Licensor may charge Licensee, and Licensee shall pay to Licensor within 10 (ten) days from notice of such charge, reasonable repair or replacement cost, at Licensor’s sole discretion, for such Licensor’s FF&E. Additionally, Licensor may, in its sole discretion and at any time, apply all or a portion of the Security Deposit to the payment of all or a portion of costs to repair or replace Licensor’s FF&E damaged by Licensee.

Section 5.3 In consideration of the mutual benefits arising under this Agreement and in order to receive payment of all License Fees and other fees and amounts payable by Licensee to Licensor under this Agreement and the faithful performance and observance of all covenants and agreements of Licensee under this Agreement, Licensee hereby grants to Licensor a lien and security interest on and in all Licensee’s Property and also upon all proceeds of any insurance which may accrue to Licensee by reason of damages to or destruction of any of Licensee’s Property, and Licensee’s Property and insurance proceeds shall be and remain subject to such lien and security interest of Licensor for payment of all License Fees and other fees and amounts payable by Licensee to Licensor under this Agreement. Said lien and security interest shall be in addition to and cumulative of the Licensor’s liens provided by law. This Agreement shall constitute a security agreement under the Uniform Commercial Code as enacted and enforced in the State of Texas (the “UCC”) so that Licensor shall have and may enforce a security interest on all of Licensee’s Property and insurance proceeds. Licensee agrees to execute as debtor such financing statement or statements as Licensor may now or hereafter reasonably request in order that such security interest or interests may be protected pursuant to said UCC. Licensor may at its election at any time file a copy of this Agreement as a financing statement. Licensor, as secured party, shall be entitled to all of the rights and remedies afforded a secured party under said UCC, which shall be in addition to and cumulative of Licensor’s liens and rights provided by law or in equity or by the other terms of this Agreement.

ARTICLE VI. Repairs and Maintenance.

Section 6.1 Licensor, at its cost, shall provide routine maintenance and repairs to the Premises; such routine maintenance and repairs do not include maintaining Licensee’s Property (which is solely the Licensee’s responsibility). Licensee shall inform Licensor if Licensor’s FF&E in the Dedicated Space requires maintenance or repair in order to keep the same in good order and repair. Subject to the terms of this Agreement, Licensor shall have the right to maintain and repair Licensor’s FF&E in the Dedicated Space and, if Licensor’s FF&E or the Dedicated Space is damaged beyond reasonable wear and tear, Licensor may charge Licensee, and Licensee shall pay to Licensor within 10 (ten) days from notice of such charge, reasonable maintenance and repair cost for such repair and maintenance of Licensor’s FF&E and Dedicated Spaces. In addition to the foregoing, Licensee shall reimburse Licensor for Licensor’s costs and expenses related to maintenance and repair of the Licensed Space, the Premises, or the Building required due to the negligence, recklessness, or willful misconduct of Licensee.

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Section 6.2 Licensee shall cooperate with the requests of Licensor and shall abide by all regulations and requirements provided to Licensee that Licensor may reasonably prescribe for the proper functioning and protection of the Licensor’s FF&E and of electric, heating, air conditioning, ventilating and, if applicable, other systems.

Section 6.3 Upon request, Licensor may provide to Licensee certain services in connection with this Agreement, the terms, and conditions of which shall be specified in a separate agreement (“Optional Services”). However, in no event shall Licensor be required to bring or defend any litigation against any party with respect to any Optional Services.

Section 6.4 Except as specifically set forth in this Agreement, Licensor shall have no obligation to (i) perform any services under this Agreement, or (ii) make any repairs or restorations except as expressly set forth herein. Licensor shall make commercially reasonable efforts to cause utilities to be provided to the Licensed Space during the License Term, provided that (i) Licensee is not in default hereunder beyond applicable notice and cure periods and (ii) Licensor shall not be obligated to take such action if such action would cost Licensor more than a de minimis amount, unless Licensor agrees to do so and may as a condition to doing so require Licensee to indemnify and reimburse Licensor as to any reasonable cost or expense incurred with respect thereto (such costs and expenses shall be invoiced and payable as provided in Section 2.3).

ARTICLE VII. Services and Training.

Section 7.1 Licensee acknowledges and agrees that Licensee and Licensee Personnel will be required to participate in and complete certain training modules as stated in the SOPs in order to work in or engage in activities on the Premises (especially any research-related activities). Such required training modules will include, but are not limited to, (i) training before occupying and using Licensed Space; (ii) updated training as applicable; (iii) training for specialized equipment and (iv) training as procedures change and periodic refresher training including life safety matters as Licensor may direct from time to time. Training shall be provided by or on behalf of Licensor unless, in Licensor’s sole discretion, Licensor approves prior or other training of Licensee and Licensee’s Personnel in lieu of the provided training.

ARTICLE VIII. Condition of the Licensed Space.

Section 8.1 Licensee shall take the Licensed Space “as is / where is” in the condition that the Licensed Space is in on the License Commencement Date, and Licensor shall have no obligation to do any work or perform any installations in order to prepare the Licensed Space for Licensee’s occupancy or the License. BY TAKING POSSESSION OF THE LICENSED SPACE, LICENSEE AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND AGREES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY LICENSOR REGARDING THE CONDITION OF LICENSED SPACE, THE PREMISES OR THE BUILDING OR THEIR FITNESS FOR A PARTICULAR PURPOSE.

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ARTICLE IX. End of License Term.

Section 9.1 Licensee shall vacate and decommission the Dedicated Space on or before the License Termination Date, leave the Dedicated Space broom clean and in the same general order and condition as the Dedicated Space on the License Commencement Date, except for reasonable wear and tear, and promptly provide a copy of all decommissioning documentation to Licensor. Such decommissioning process shall be undertaken by certified industrial hygienists acceptable to Licensor, in compliance with Legal Requirements, generally accepted best practices, and good industry standards; all such decommissioning and cleaning shall be completed by the end of the License Termination Date. In addition, Licensee shall, on or prior to the License Termination Date, (1) remove all of Licensee’s Property and all other property and affects all persons claiming through or under Licensee from the Licensed Space and the Premises and (2) repair all damage to the Licensed Space and the Premises, if any, occasioned by such removal, reasonable wear and tear excepted. Licensor shall have the right to retain any property and effects of Licensee or such other persons which shall remain in the Licensed Space any time after the License Termination Date or to store and ultimately sell the same. Any net proceeds from the sale thereof, without waiving any of Licensor’s rights with respect to any Event of Default by Licensee, may be retained by Licensor to the extent allowed by applicable law. Following the decommissioning process, Licensor may, or may hire a third-party to, further clean, repair, and paint the Dedicated Space and may deduct the cost of such cleaning, repairing, and painting from the Security Deposit.

Section 9.2 Except as otherwise expressly provided this in this Agreement and to the extent permitted by applicable law, Licensee hereby expressly waives for itself and for any person claiming through or under Licensee any rights which Licensee or any such person may have under any applicable law then in force in connection with any holdover or summary proceedings which Licensor may institute to enforce the foregoing provisions of this article (Article IX). If the date upon which the License Term shall expire, terminate, or end shall fall on a Sunday or a holiday, then Licensee’s obligations under the first sentence of this article shall be performed on or prior to the Saturday or business day immediately preceding such Sunday or holiday. Licensee’s obligations under this article (Article IX) shall survive the License Termination Date.

ARTICLE X. Assignment.

Section 10.1 Licensee shall not assign, sell, or delegate its rights or delegate its duties under this Agreement (whether by operation oflaw, transfer of interest, change of direct or indirect control of Licensee or otherwise) or permit the Licensed Space or any part thereof to be occupied or used by any other person or entity without the prior written consent of Licensor (which Licensor may withhold, condition or delay in its sole discretion). Licensor shall have the right, in its sole discretion, to assign, sell, or delegate its rights and/or delegate its duties under this Agreement.

ARTICLE XI. Licensor Access.

Section 11.1 Licensor and Landlord and their employees, contractors and agents shall have the right, on reasonable prior notice to Licensee (except in the case of an emergency in which event Licensor and/or Landlord shall have the immediate right without notice), from time to time throughout the License Term, to enter any portion of the Licensed Space and the Premises to examine the same, to show the same to prospective purchasers, mortgagees, licensees or tenants and to make such repairs, alterations, improvements or additions as Licensor may deem necessary or desirable to the Licensed Space or any other portion of the Premises; provided that (except in the event of an emergency) such access by Licensor and Landlord shall be subject to reasonable limitations imposed by Licensee related to proprietary and confidential information of the Licensee and any work performed or inspections or installations made by Licensor shall be using reasonable efforts to minimize disruption to the business and operations of Licensee. None of the foregoing access rights shall give rise to any decrease or abatement of the License Fee and nothing contained in this section shall be deemed to impose upon Licensor any obligation to employ contractors or labor at overtime or other premium pay rates.

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Section 11.2 The exercise by Licensor or its agents or by the holder of any mortgage or the Landlord of any right reserved to Licensor in this article (Article XI) or this Agreement shall not constitute an actual or constructive eviction, in whole or in part, or entitle Licensee to any abatement or diminution of the License Fee or any other amount due hereunder, or relieve Licensee from any of its obligations under this Agreement, or impose any liability upon Licensor, or their respective agents, owners, or representatives, or upon the Landlord or upon the holder of any such mortgage, by reason of inconvenience or annoyance to Licensee or injury to or interruption of Licensee’s operations.

ARTICLE XII. Legal Compliance.

Section 12.1 Licensee agrees that its use of the Licensed Space, the Licensor’s FF&E, Licensee’s Property, and the installation, operation, and maintenance of Licensee’s Property shall at all times comply with all applicable Legal Requirements. Licensee hereby agrees that it shall apply for, obtain and maintain, at its expense, any additional permits or approvals required for Licensee to comply with applicable Legal Requirements and supply Licensor with a copy of all applications and all issued permits Licensee obtains. Licensee shall notify Licensor within five (5) business days after discovering that Licensee’s activities in, on, or around the Premises could violate Legal Requirements or could require additional permits in order to satisfy Legal Requirements. Licensee may not conduct any activity in the Licensed Space or in, on, or around the Premises that requires a permit until the same is issued and a copy thereof is provided to Licensor.

Section 12.2 The Licensee agrees that it will not generate, store, install, dispose of, or otherwise handle any hazardous material in any manner contrary to any applicable Legal Requirements, and the Licensee assumes full responsibility for any violation of any damages caused by the violation of this section. In addition to the aforesaid, Licensee shall (i) not generate, store, install, dispose of or otherwise handle any hazardous materials in the Licensed Space, or in, on, or around the Premises, except when those hazardous materials and the quantity thereof are disclosed in writing to and approved in writing by Licensor (including any changes to such hazardous materials or the quantities thereof during the License Term) in accordance with applicable SOPs and Article III (License Space Use); and (ii) at Licensee’s cost and expense, remove, clean-up and remedy any hazardous materials in the Licensed Space or the Premises to the extent and in the manner required by any applicable Legal Requirements, if the release of such hazardous materials or its presence in, on, or around the Premises resulted from the action of Licensee or Licensee’s Personnel, or occurred in the Dedicated Space.

Section 12.3 Licensee and Licensee’s Personnel shall not generate, store, install, dispose of, or otherwise handle in the Common Space any hazardous material. Without limiting the effect of the preceding sentence, Licensee shall be responsible for proper labeling and storage of all hazardous materials generated, stored, installed, disposed of, or otherwise handled in, on, or around the Premises or in the Licensed Space by Licensee or Licensee’s Personnel. Licensee shall also be responsible to file with the appropriate governmental authorities, including local government authorities and the fire department, required information regarding hazardous materials stored and used on the Licensed Space. Licensee shall properly comply with “all right to know” requirements in accordance with applicable Legal Requirements.

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ARTICLE XIII. Casualty and Condemnation.

Section 13.1 In the event that the Licensed Space or the Premises shall be materially damaged by fire or other casualty (including natural disasters and flooding), and the Licensed Space is rendered substantially unusable for a period of sixty (60) days, then this Agreement and the License Term shall terminate and be of no further force and effect as of the date of such fire or other casualty, and, except for those obligations which survive the expiration of the License Term, neither Party shall have any further obligation or liability under this Agreement for any period after such effective termination date. Provided, however, that this does not relieve the Licensee of their obligation to pay any outstanding moneys owed to Licensor. Also, if the Licensee or Licensee Personnel were the proximate cause of the fire or other casualty (in addition to all other rights and remedies granted hereunder) the termination of the Agreement pursuant to this section will be treated as the Licensee terminating the Agreement for convenience with zero (0) months’ notice.

Section 13.2 In the event that all or a material portion of the Licensed Space or a material part of the Premises shall be acquired or condemned by any legal authority or for public use or purpose, the License granted hereunder shall automatically terminate upon such taking together with, except for those obligations which survive the expiration of the License Term, any and all of Licensor’s and Licensee’s obligations hereunder as of the date of such taking. Licensor shall have and Licensee waives and releases to Licensor all rights to claim compensation from the condemning authority as a result of any taking.

ARTICLE XIV. Insurance.

Section 14.1 Licensee acknowledges that it has been advised that Licensor’s insurance policies do not cover Licensee’s Property; accordingly, it shall be Licensee’s responsibility to obtain and maintain insurance covering Licensee’s Property. The Licensor shall not be responsible for the Licensee’s failure to obtain adequate insurance or any damages or losses that occur as a result.

Section 14.2 Licensee shall prior to occupying the Licensed Space and throughout the License Term and at its sole cost and expense maintain in full force and effect insurance coverage for Licensee and Licensee’s activities and operations as more specifically set forth on Exhibit E attached hereto. The Licensee shall provide the Licensor with a signed Certificate of Insurance evidencing that the required insurance under this Agreement is currently in effect. The Licensor reserves the right to require the Licensee to update the Certificate of Insurance periodically during the term of this Agreement. Upon execution of this Agreement, and upon each insurance policy renewal thereafter, Licensee shall furnish the Licensor with Certificates of Insurance evidencing compliance with all such requirements, in accordance with the notice requirements of this Agreement.

Section 14.3 All insurance required to be maintained by Licensee shall be with companies reasonably satisfactory to Licensor and all liability insurance policies shall name Licensor additional insured. Additionally, the Licensee may be required to list other Licensor Parties as an additional insured as their interests may appear or when reasonably required. Licensee shall use commercially reasonable efforts to obtain insurance that shall not be subject to cancellation or material amendment or modification except after at least 30 days’ prior written notice to Licensor.

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Section 14.4 Licensee agrees that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in Texas) with respect to any property loss that is covered by insurance then being carried by Licensee, or which is required to be carried by Licensee, pursuant to the terms of this Agreement regardless of whether such insurance is actually then being carried by Licensee, the Licensee releases the Licensor and Licensor Parties, from any and all claims (including claims of negligence) with respect to such loss where such insurance is valid and collectible (or would have been valid and collectible if properly maintained) respecting any such loss only to the extent of proceeds actually received (or would have been received if such insurance were properly maintained). To the extent pursuant to this Agreement Licensee is exempt from maintaining property insurance, Licensee releases Licensor and Licensor Parties from any loss or damage to Licensee’s Property (including claims of negligence).

Section 14.5 Notwithstanding anything in this Agreement to the contrary, Licensee shall cause its respective insurance carriers and any other party claiming through or under such carriers, by way of subrogation or otherwise, to waive any and all rights of recoveries, claims, actions, or causes of action against Licensor and Licensor Parties for any loss of or damage to or loss of use of the Building, the Premises, Licensee’s Property (including Licensee’s automobiles or the contents thereof), any additions or improvements to the Building or the Premises, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF THE LICENSOR OR ANY LICENSOR PARTIES, which loss or damage is (or would have been, had the insurance required by this Agreement been maintained) covered by insurance.

ARTICLE XV. Indemnity.

Section 15.1 Licensee shall indemnify, defend (with counsel reasonably approved by Licensor) and hold harmless Licensor and any of its affiliated companies and Licensor Parties and agents, representatives, and employees of each of them from and against any loss, cost, damage or expense (including reasonable attorneys’ fees), or any claim therefor, (i) arising in or about the Premises, the Licensed Space, the Building or the parking areas from (a) any act or omission, negligence, recklessness, or willful misconduct of Licensee, Licensee’s Personnel, anyone claiming through or under Licensee, or such other party’s agents, employees, invitees or guests or (b) any failure by Licensee to observe or perform any of the terms, covenants, or conditions of this Agreement required to be observed or performed by Licensee, or (c) any event occurring in the Dedicated Space, or (ii) resulting from Licensee’s use of the Licensed Space and all Licensor’s FF&E, Licensee’s Property, equipment, furniture, fixtures, personal property, inventory, computers, servers, and systems located in, on, or around the Building; except to the extent any of the foregoing directly results from the gross negligence or willful misconduct of Licensor or any failure by Licensor to observe or perform any of the terms, covenants or conditions of this Agreement required to be observed or performed by Licensor. The obligations of the Licensee hereunder shall survive the expiration, cancellation, or termination of this Agreement and the License Term.

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Section 15.2 Licensor shall indemnify, defend (with counsel reasonably approved by Licensee) and hold harmless Licensee and Licensee Personnel from and against any loss, cost, damage or expense (including reasonable attorneys’ fees), or any claim therefor, (i) arising in or about the Premises, the Licensed Space, the Building or the parking areas directly from (a) any act or omission that constitutes gross negligence, recklessness, or willful misconduct of Licensor or Licensor Parties or (b) any failure by Licensor to observe or perform any of the terms, covenants, or conditions of this Agreement required to be observed or performed by Licensor; except to the extent any of the foregoing directly results from the negligence, recklessness, or willful misconduct of Licensee or Licensee Personnel or any failure by Licensee or Licensee Personnel to observe or perform any of the terms, covenants or conditions of this Agreement required to be observed or performed by Licensee. The obligations of the Licensor hereunder shall survive the expiration, cancellation, or termination of this Agreement and the License Term.

ARTICLE XVI. Subordination.

Section 16.1 This Agreement and License and Licensee’s rights hereunder are subject and subordinate to the Lease Agreement as well as all present and future ground leases, operating leases, superior leases, overriding leases, and all mortgages and building loan agreements, to which the Building or Premises is now or hereafter becomes subject or subordinate. The provisions of this article (Article XVI) shall be self-operative, and no further instrument of subordination shall be required. Within ten (10) days of a request from Licensor, Licensee will execute and provide to Licensor, and any third-party designated by Licensor, any subordination, attornment, or similar document describing the terms and status of this Agreement.

ARTICLE XVII. Default/Remedies.

Section 17.1 The following events constitute an Event of Default under this Agreement: (i) if Licensee shall default in the payment and/or fail to pay in full any License Fee or other sums due Licensor hereunder when such payment becomes due and the default/non-payment continues for five (5) business days after written notice following the due date of such payment, (ii) if any policy of insurance carried by or on behalf of Licensor with respect to the Premises shall be canceled or rendered void or voidable by reason of the use by Licensee of the Licensed Space in violation of the restrictions provided in this Agreement and if Licensee shall fail to cease such use within two (2) business days after Licensor or insurance company shall have given Licensee a written notice specifying such default, (iii) if Licensee shall fail to comply with any term, covenant or condition of Article XII (Legal Compliance) hereof, (iv) if Licensee shall file for bankruptcy, be declared insolvent, have a receiver appointed or assign substantially all of its assets to its creditors, or (v) if Licensee shall default in the observance or performance of any term, covenant or condition (other than the terms, covenants or conditions referred to in (i), (ii), (iii) or (iv) of this Section 17.1) of this Agreement to be observed or performed by Licensee, and Licensee shall fail to remedy such default within ten (10) days after written notice by Licensor to Licensee of such default. If at any time prior to or during the License Term, any one or more Events of Default occur, Licensor shall have the right, at Licensor’s option, to either:

A. Terminate this Agreement, in which case Licensee shall immediately surrender the Licensed Space to Licensor. If Licensee fails to surrender the Licensed Space, the Parties hereby agree that Licensor may, in compliance with applicable law and without prejudice to any other right or remedy, enter upon and take possession of the Licensed Space and expel and remove Licensee, Licensee’s Personnel, Licensee’s Property and any parties occupying all or any part of the Licensed Space or the Premises; or

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B. Terminate Licensee’s right to possession of the Licensed Space, and the Parties agree the Licensor may, in compliance with applicable law and without prejudice to any other right or remedy, change the locks to the Premises & Licensed Space, without judicial process, and expel and remove Licensee, Licensee’s Personnel, Licensee’s Property and any parties occupying all or any part of the Licensed Space or the Premises. If Licensor terminates Licensee’s possession of the Premises or the Licensed Space under this Section, Licensor shall have no obligation to post any notice and Licensor shall have no obligation whatsoever to tender to Licensee a key for new locks installed in the Premises. The Licensee may either (i) terminate this Agreement; or (ii) attempt to cure the Events of Default, and if the Licensee cures the Events of Default to the Licensor’s reasonable satisfaction, the Licensor shall reinstate the Licensee’s right to possess. The Licensor may require the Licensee and any Licensee’s Personnel to complete training prior to retaking possession of the Licensed Space (even if such training was previously completed).

C. Licensee will be assessed a penalty equal to 500% of the Licensee Fee, which will be due thirty (30) days after the occurrence of such Event of Default. This fee is in addition to, and separate, from the right to terminate the Agreement or terminate possession of the Licensed Space, and may be assessed even if the Licensor does not exercise these other rights.

D.

Nothing contained in the foregoing shall in any way be construed to limit Licensor’s right to pursue any and all remedies available under applicable law upon the occurrence of an Event of Default including legal proceedings to evict Licensee from the Licensed Space and to recover License Fees and other damages. Licensee hereby expressly waives any and all rights Licensee may have under Sections 93.002 and 93.003 of the Texas Property Code (as amended or superseded from time to time) including without limitation its right to either recover possession of the Licensed Space or terminate this Agreement, and Licensee hereby waives any and all liens (whether statutory, contractual or constitutional) and offset rights it may have against Licensor, including without limitation the rights conferred upon Licensee pursuant to Section 91.004 of the Texas Property Code, as amended or superseded from time to time, or other applicable law. Notwithstanding the foregoing, in the event of a hazardous materials contamination or Licensee’s violation of Section 12.2 or Section 12.3 of this Agreement, Licensor shall have the right, in Licensor’s sole discretion, to immediately terminate this Agreement, cause the Licensee to immediately cease operations in the Licensed Space, and/or cause the Licensee to immediately vacate the Licensed Space. In addition to the foregoing, Licensor may also terminate this Agreement pursuant to Licensor’s express termination rights elsewhere in this Agreement.

Section 17.2 If Licensee fails to perform any obligation of Licensee within any applicable notice, grace, or cure period, then Licensor at its option may (without waiving any right or remedy for Licensee’s non-performance) at any time thereafter perform the obligation of Licensee for the account of Licensee. Licensee shall upon demand reimburse Licensor’s cost (including reasonable attorneys’ fees) of so performing on demand. Notwithstanding any other provision concerning cure periods, Licensor may cure any non-performance for the account of Licensee after such notice to Licensee, if any, as is reasonable under the circumstances if curing prior to the expiration of the applicable cure period is reasonably necessary to prevent damage to the Licensed Space, the Premises or the Building or injury to persons, or to protect Licensor’s interest in the Licensed Space, the Premises or the Building.

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Section 17.3 Either Party shall be entitled to collect from the other Party reasonable attorneys’ fees associated with the other Party’s enforcement of this Agreement.

ARTICLE XVIII. Liability of Licensor.

Section 18.1 Licensor and Licensor Parties shall not be liable to Licensee for any injury or damage to persons or property, any loss or claim, or any interruption of Licensee’s operations or use of the Licensed Space EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF LICENSOR OR LICENSOR PARTIES unless any such injury, damage, loss, claim or interruption is due to Licensor’s gross negligence or willful misconduct. If there is any interruption of Licensee’s operations or use of the Licensed Space, then Licensee shall give Licensor written notice thereof and a reasonable opportunity to correct such condition (which shall, in no case, be less than thirty (30) days), and in the interim Licensee agrees that it shall not claim that it has been constructively evicted or is entitled to an abatement of the License Fee. To the extent permitted by applicable law, Licensee waives any right of offset against Licensee’s fee obligations that may be provided by any statute or rule of law in connection with Licensor’s duties under this Agreement.

Section 18.2 Licensee agrees that, subject to the provisions of Section 11.1, nothing in this Agreement requires Licensor to maintain in confidence any confidential information (including as contained in any documentation) provided to Licensor by Licensee (directly, indirectly, or through any of its affiliated companies, or Licensor Parties, or third-party consultant or contractor), including information provided in or as part of the License Application or pursuant to Article III (Licensed Space Use) of this Agreement. Licensee accepts all risk to it and its intellectual property interests associated with Licensee’s disclosure of any of Licensee’s confidential information to Licensor or any of its affiliated companies, Licensor Parties, or third-party consultants or contractors. Additionally, Licensee acknowledges, understands, and agrees that Licensor and Licensor Parties are not responsible for maintaining the security or privacy of the Licensee or any Licensee Personnel on the Premises or in the Licensed Space, nor are the Licensor or the Licensor Parties responsible for any data or security breaches that occur.

Section 18.3 Notwithstanding the foregoing, the Parties agree and acknowledge that this article (Article XVIII) shall not limit the rights and obligations of Licensor (or an affiliate of Licensor) and Licensee resulting from separate future written agreements, if any, that may be entered into between them, including but not limited to a confidentiality agreement to permit them to evaluate their respective technologies. Additionally, nothing in this Agreement eliminates any responsibilities the Licensor or Licensee has under any previously existing, written confidentiality agreement or intellectual property agreements established between the Parties.

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Section 18.4 Notwithstanding any other prov1s10n in this Agreement, Licensee acknowledges that Licensor may be performing construction work in the Premises while Licensee is occupying the Licensed Space. Licensee understands and acknowledges that such construction work may result in noise, vibration, dirt, dust and other circumstances commonly attendant to construction and Licensee agrees that such construction shall not: (i) constitute a breach by Licensor under this Agreement; (ii) relieve Licensee of any obligation under this Agreement; or (iii) be deemed a constructive eviction of Licensee from the Licensed Space. LICENSEE HEREBY WAIVES ANY CLAIM OF INJURY OR INCONVENIENCE TO LICENSEE’S BUSINESS, INTERFERENCE WITH LICENSEE’S BUSINESS, LOSS OF OCCUPANCY OR QUIET ENJOYMENT OF THE LICENSED SPACE, OR ANY OTHER LOSS OCCASIONED BY THE PERFORMANCE OF CONSTRUCTION WORK, AND NO SUCH INJURY, INCONVENIENCE, INTERFERENCE, OR LOSS SHALL RELIEVE LICENSEE OF ANY OBLIGATIONS UNDER THIS AGREEMENT.

Section 18.5 Nothing contained in this Agreement shall be construed to create privity of estate or of contract between Licensee and Landlord. As such, the Licensee shall have no rights in respect to the Premises or the Licensed Space greater than Licensor’s rights under the Lease Agreement as it relates to the License, the Premises, or the Licensed Space.

ARTICLE XIX. Notices.

Section 19.1 Any bills, statements, notices, demands, requests, or other communications given or required to be given pursuant to this Agreement shall be effective only if rendered or given in writing, sent by (1) registered or certified mail, return receipt requested, (2) a nationally recognized courier service such as Federal Express or UPS, or (3) hand delivery or emailed (with a duplicate copy sent via either method described in (1) or (2) immediately above) addressed

(a)	if to Licensee, to:
Fibro Biologics, LLC
3700 Bay Area Blvd., Suite 640
Houston, Texas 77058
ATTN: Pete O’Heeron, CEO
pete.oheeron@fibrobiologics.com

(b)	if to Licensor,
to:
K2 Biolabs, LLC
2710 Reed Road, Suite 160
Houston, Texas 77051
ATTN: Kieron Jones
Tel: (347) 752-3124
Email: KJones@k2-biolabs.com

Section 19.2 Either Party may at any time change its address for notification purposes by providing written notice stating the change and setting forth the new address.

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ARTICLE XX. Holdover.

Section 20.1 In addition to and not in limitation of the prov1s10ns of Article XV (Indemnity) of this Agreement, Licensee hereby acknowledges and agrees that damage to Licensor resulting from any failure by Licensee timely to surrender the Licensed Space and not subject to indemnification under such Article XV (Indemnity) will be substantial, will exceed the amount of monthly License Fee theretofore payable hereunder, and will be impossible to accurately measure. Licensee, therefore, agrees that if possession of the Licensed Space in the condition required by this Agreement is not surrendered to Licensor together with a cessation of use of the Common Space within one (1) day after the License Termination Date, then Licensee will pay Licensor as liquidated damages for any period during which Licensee holds over in the Licensed Space after the License Termination Date, a rate equal to 200% of the then-current monthly License Fee hereunder pro-rated on a day-for-day basis for the period of such holdover. The aforesaid obligations shall survive the termination of the License and this Agreement. Anything in this Agreement to the contrary notwithstanding, the acceptance of any fee shall not preclude Licensor from commencing and prosecuting a holdover or summary eviction proceeding. Licensor and Licensee hereby further agree that any statutory right to hold over beyond the License Termination Date is hereby waived to the fullest extent permitted by the law. Unless waived by Licensor, Licensee will be considered a holdover licensee and the provisions of this section (Section 20.1) shall apply until Licensee completes decommissioning of the Licensed Space and fully vacates the Licensed Space pursuant to Article IX (End of License Term).

ARTICLE XXI. Miscellaneous.

Section 21.1 Notwithstanding any provision of this Agreement to the contrary, in no event shall Licensor or any Licensor Parties be responsible under or for breach of any provision of this Agreement for interruption or loss of business, income, or profits, or any consequential, indirect, incidental, or special damages.

Section 21.2 Except as expressly otherwise provided herein, this Agreement embodies and constitutes the entire understanding between the Parties with respect to the transaction(s) contemplated herein. The Licensee’s obligations under this Agreement and this Agreement may not be modified, amended, discharged, or terminated except as expressly provided in this Agreement or by a written instrument executed by the Parties hereto. This Agreement shall not be construed in any way to grant Licensee any leasehold or other real property interest in the Licensed Space, the Premises, or the Building. This Agreement merely grants Licensee this License to enter upon, occupy and use the Licensed Space during the License Term in accordance with the terms and conditions hereof.

Section 21.3 This Agreement, and all claims, matters or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of or relate to this Agreement, any representations or warranty made herein, or in connection with the negotiation, interpretation, execution, or performance of this Agreement shall be governed by, and enforced in accordance with, the laws of the State of Texas, without regard to any conflict of law principles that would result in the application of any law other than the laws of the State of Texas. The Parties agree that the exclusive venue for any disputes, action, or controversy arising out of this Agreement shall be Houston, Texas in Harris County, Texas, and hereby waive any claims of inconvenient forum with respect thereto. Additionally, the Parties hereby agree to irrevocably submit to the jurisdiction of the State of Texas.

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Section 21.4 This Agreement shall not be binding or effective until this Agreement is executed and delivered by Licensor and Licensee. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be effected by electronically transmitted (email) or facsimile signatures, all of which shall be treated as originals.

Section 21.5 No waiver of any provision of this Agreement by the Licensor shall be effective, except pursuant to a written instrument signed by the Licensor waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

Section 21.6 The term “business days” as used in this Agreement shall exclude Saturdays, Sundays, and holidays, and the term “holidays” as used in this Agreement shall mean the United States of America’s nationally recognized holidays of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day before New Year’s Day, Thanksgiving, and Christmas Day.

Section 21.7 Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement. Wherever used herein and to the extent appropriate, the masculine, feminine or neuter gender shall include the other two genders, all three genders shall include entities, and the singular shall include the plural, and the plural shall include the singular. Any reference to a “person,” or “persons” shall be deemed to include natural persons, firms, corporations, associations, public or private entities, and any other corporate (regardless of how formed) or unincorporated body (whether or not having separate legal personality), whether any of the foregoing are acting on their own behalf or in a representative capacity. Any reference to a company, organization, or corporation is a generic reference to legal entities regardless of how they were formed, including sole proprietorships, or whether they were incorporated. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a nonexclusive manner.

Section 21.8 If one or more provisions of this Agreement is held to be unenforceable, invalid, or illegal in any respect, such unenforceability, invalidity, or illegality will not affect any other provision of this Agreement and all the other provisions of this Agreement shall remain effective and fully enforceable to the greatest extent permitted by law.

Section 21.9 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement to be drafted. In the event of any action, suit, dispute, or proceeding affecting the terms of this Agreement, no weight shall be given to any deletions or striking out of any of the terms of this Agreement contained in any draft of this Agreement, and no such deletion or strike out shall be entered into evidence in any such action, suit or dispute or proceeding given any weight therein.

Section 21.10 Licensor and Licensee each represents and warrants to the other that it has dealt with no broker, agent, or finder in connection with this Agreement. Each Party agrees to indemnify the other against any claim for a commission or other compensation in connection with this Agreement made against the indemnified Party by any broker, agent, or finder with whom the indemnifying Party has engaged, or is claimed to have engaged, in connection with this Agreement, and all costs, expenses, and liabilities in connection therewith, including reasonable attorneys’ fees and disbursements incurred by the indemnified Party in the defense of any such claim. The terms of this section shall survive the expiration or earlier termination of the License Term and this Agreement.

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Section 21.11 Licensor and Licensee each represent and warrant to the other that it is authorized to enter into this Agreement and that the respective signatories hereto have been authorized to sign this Agreement. Licensee represents and warrants to Licensor that in entering into this Agreement, Licensee does not require consent from and is not violating any contractual obligation with any other party.

Section 21.12 Subject to Article X (Assignment), this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, successors, and assigns.

Section 21.13 Neither Licensor nor Licensee shall have the right to record this Agreement or any memorandum thereof.

Section 21.14 Licensee shall pay before past due and be liable for all personal property, rental, sales, use, and other taxes and assessments, if any, imposed under applicable law upon, measured by, or otherwise arising out of the Licensee Fee, or any other amount payable by Licensee under this Agreement or upon, measured by or otherwise arising out of this Agreement, the License, the Licensed Space, the Premises or any property of Licensee.

Section 21.15 The Parties agree that Licensor may utilize Licensee’s tradename(s) and the existence of the License and this Agreement for publicity; provided, however, the Licensor may not disclose any Confidential Information of the Licensee, may not publicly disclose specific terms of this Agreement (except the License Term), and must get prior written approval for any publication utilizing the trademarks of Licensee. Written approval will not be unreasonably withheld.

ARTICLE XXII. Limitations on Disclosure and Confidentiality.

Section 22.1 Except as provided otherwise in this article (Article XXII (Limitation on Disclosure and Confidentiality)), Licensee, for the benefit of Licensor, hereby agrees that it will not, either during or after the License Term, issue or release, or cause or permit to be issued or released, to the public or the media, any press notices, publicity (oral or written) or advertising promotions relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, or discuss in interviews with the media, in any manner whatsoever (including at trade shows and in industry and professional gatherings, events and publications) the existence, terms, conditions or substance of this Agreement or any information or details regarding the Licensor or any Other Licensee’s occupancy, activity or operations at the Premises (“Confidential Information”) without first obtaining the prior written consent of the Licensor, which consent may be withheld in its sole discretion. Additionally, the Licensee may not use the names, trademarks, or likenesses of the Licensor, Licensor Parties, or Other Licensees in any publications, interviews, publicity, or advertisements without the prior written consent of the party and the Licensor. Licensee is not authorized and is expressly forbidden to invite any member of the press or media to the Premises or the Building for any purposes including any interviews without first obtaining the prior written consent of the Licensor, which consent may be withheld in its sole discretion. In addition, except as provided otherwise in this article, Licensee shall keep strictly confidential and not disclose any of the Confidential Information. Licensee agrees to advise Licensee’s Personnel of the confidentiality requirements of this article and to require all of Licensee’s Personnel to abide by the terms hereof.

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Section 22.2 It is understood and agreed that the foregoing shall not (a) preclude Licensee from discussing the substance or any relevant details of the Confidential Information, on a confidential basis with Licensee’s Personnel, as the case may be, (b) prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax, and reporting requirements, (c) prevent Licensee from contacting public agencies or governmental authorities in connection with any application for state or local permits related to Licensee’s operations at the Premises, or (d) prevent any party from disclosing Confidential Information to the extent required to enforce the terms of this Agreement.

Section 22.3 Licensee acknowledges that the covenants and agreements in this article are material inducements to Licensor without which Licensor would not have entered into this Agreement with Licensee and that this article contains reasonable protections for Licensor against improper disclosure of potentially sensitive information. Licensee agrees that any disclosure or use of the Confidential Information by itself or any of Licensee’s Personnel not in accordance with the provisions of this article shall be in violation of this Agreement and constitute a material breach. Licensee hereby agrees to indemnify and hold Licensor harmless from and against any cost, damage, liability, loss, or claim arising from a violation of this article. In the event of any breach or anticipated breach of this article, the Parties agree that, in addition to any other remedy to which the Licensor may be entitled at law or in equity, the Licensor will be entitled to seek immediate injunctive relief (without the posting of any bond and without proof of actual damages) as well as any other remedies available at law or in equity to prevent breaches or threatened breaches of this article and/or to compel specific performance.

ARTICLE XXIII. Licensor’s Representations and Licensor’s Default.

Section 23.1 Licensor hereby represents and warrants to Licensee that (i) the terms of this Agreement are not in violation of the Lease, (ii) Landlord is not required to consent or otherwise give any approval for the execution of this Agreement, and (iii) Licensor is authorized to enter into and execute this Agreement without the consent of any other third-party.

Section 23.2 In the event that Licensor ceases to be entitled to occupy the Premises under the terms of the Lease Agreement or is otherwise evicted from the Premises during the Initial term or Extension Term of this Agreement, and Licensee thus ceases to be entitled to occupy the Licensed Space, then this Agreement shall automatically terminate without any termination fee or other penalty and Licensor will within sixty (60) days refund to Licensee the pro-rata portion of the month’s License Fee that corresponds to the period of the month the Licensee was unable to access and/or utilize the Licensed Space.

Section 21.3 In the event of Licensor’s default under the terms of the Lease Agreement that were not directly or indirectly caused by Licensee, Licensor shall not be entitled to pass-through any costs associated with such default to Licensee.

(Signatures on following page)

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

FibroBiologics, LLC		K2 BIOLABS, LLC

By:	/s/ Pete O’Heeron	By:	/s/ Kieron Jones
Name:	Pete O’Heeron	Name:	Kieron Jones
Title:	CEO	Title:	President & CEO

EXHIBIT A

Dedicated Space

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EXHIBIT B

List of Initial Standard Operating Procedures

Injury Illness Prevention Program Template
Emergency Evacuation Procedure Policy
Hazard Communication Plan Template
Bloodbome Pathogens - Exposure Control Plan Template
Safety Officer Responsibilities and Guidelines
Health and Safety Inspection Program Guidelines
Ergonomics Program Template
Personal Protective Equipment Program Template
Biological Waste Management Policy
Chemical Handling and Transport Policy
Wastewater Discharge Policy
Hazardous Waste Management Policy
Non-Hazard Disposal Policy
EH&S Training Program Guidelines
Communication of Environmental Issues Policy
Chemical Release-Non-conformance Policy
Empty Container Management Policy
Water Sampling and Management Policy
Chemical Hygiene Plan Template
Accident/Incident/Near Miss Reporting and Investigation Policy
EHS Management System Description Policy
EHS Assessments and Audits Policy
Emergency Response Plan

B-1

Handling EHS Inquiries Policy
Hazardous Materials Contingency Plan Policy
Incidents, Non-Conformances, and Preventative Actions Policy
Cell Culture Laboratory Procedure Guidelines
Common Use Laboratory Area Guidelines
Chemistry Lab/ Biology Lab Use Guidelines
General Laboratory Guidelines
Ultra-Low Temperature Freezer Use and Operation Guidelines
Cryogenic Storage Unit Use Guidelines
Refrigerator/Freezer Use and Operation Guidelines
Incubator Use and Operation Guidelines
LC/MS Use and Operation Guidelines
Flow Cytometer Use and Operation Guidelines
HPLC Use and Operation Guidelines
Autoclave Use and Operation Guidelines
Glassware Washer Use and Operation Guidelines
Freeze Drying Unit Use and Operation Guidelines
Water Bath Use and Operation Guidelines
Licensee Regulatory Checklist and Process Flow Diagram Guidelines
Chemical Inventory and HMIS Management Guidelines
Maintenance and Operations of Temperature Sensitive Alarms
Security Program Overview SOP
Waste Container Policy
Emergency Contact Numbers

B-2

Licensee Move-Out Procedure Guidelines
Master Equipment List
Intranet - Use Procedure Equipment Scheduling, Service Request
Licensee Move-In Procedure Policy
Default Remedies Policy
External Media Approval Policy
Electrical Safety Policy
Department of Transportation Training For Waste Management And Shipping of Biological Material
Irradiator Use And Radiation Safety
Supply, Reagent Request
Visitor And After-Hours Access Policy
Secure Data Storage
Computer Safety Policy
Covid-19 Prevention, Contact Tracing And Quarantine Guidelines
Labeling Policy

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EXHIBIT C

Building Rules & Regulations

Note: All words/phrases assigned a definition in the License Agreement between the Licensee and Licensor, shall retain the same meaning as defined in the License Agreement.

1. No storage outside the Dedicated Space of any material, pallets, disabled vehicles, showcases, or other items will be permitted, including but not limited to trash, except in containers approved by Licensor. Licensee, its officers, agents, servants, and employees shall not allow anything to remain in any common area passageway, hallway, stairway, sidewalk, court, corridor, ramp, entrance, exit, loading area, or other areas outside the Dedicated Space, or permit areas outside of the Licensed Space to be used at any time except for ingress or egress of Licensee, its officers, agents, servants, employees, patrons, licensees, customers, visitors or invitees. Common utility closets, telephone closets, and other such closets, rooms, and areas shall be used only for the purposes and in the manner designated by Licensor, and may not be used by Licensee, or Licensee’s Personnel without Licensor’s prior written consent.

2. The movement of furniture, equipment, machines, merchandise, or materials within, into, or out of the Licensed Space in the ordinary course of Licensee’s permitted business shall also be at Licensee’s sole risk and responsibility and shall be conducted in such a fashion as not to cause damage or injury to the Licensed Space or the Building or to disturb other occupants thereof or Other Licensees. Safes and other heavy fixtures, equipment, or machines intended to be kept permanently in the Licensed Space shall be moved into the Licensed Space or the Building only with Licensor’s written consent and placed where directed by Licensor.

3. Licensor will not be responsible for lost or stolen personal property, equipment, data, information, money, or any article taken from Licensed Space or the Building, regardless of how or when the loss occurs.

4. Licensee shall give Licensor prompt notice of all damage to or defects in equipment, plumbing, utilities, electric facilities, or any part of appurtenance of the Licensed Space.

5. Neither Licensee nor Licensee’s Personnel shall use the Licensed Space for housing, lodging, or sleeping purposes or for the cooking or preparation of food without written permission of Licensor. Licensor consents to the use of microwave ovens, toaster ovens, coffee makers, and similar appliances in the Licensed Space.

6. Except for service animals required to be permitted by applicable law and for mice/rats used in connection with the use permitted under the License Agreement, Licensee and Licensee’s Personnel shall not bring into or keep in, on, or around the Licensed Space or building any fish, fowl, reptile, insect or animal without the prior written consent of the Licensor.

7. No locks shall be placed on any door in the Building without the prior written consent of Licensor. Licensor will furnish two keys to each lock on doors in the Licensed Space and Licensor, upon request of Licensee, shall provide additional duplicate keys at Licensee’s expense. Licensee and Licensee’s Personnel shall, before leaving the Licensed Space unattended, close and lock all doors and shut off all lights, business equipment, and machinery (this requirement does not include shutting off lab equipment necessary to maintain the viability, health, or safety of materials, equipment, or test animal). Damage to the Licensed Space or Building resulting from the failure to do so shall be paid by Licensee.

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8. Licensee and Licensee’s Personnel shall do no painting or decorating in the Licensed Space; or mark, paint or cut into, drive nails or screw into nor in any way deface any part of the Licensed Space or the Building without the prior written consent of Licensor. If Licensee desires signal, communication, alarm or other utility or service connection installed or changed, such work shall only be done at expense of Licensee, with the written approval and under the direction of Licensor. Licensee, without the prior written consent of Licensor, shall not lay linoleum or other similar floor covering within the Licensed Space. Licensee shall not install any antenna, satellite dish or aerial wires, radio or television equipment, or any other type of equipment inside or outside of the Building, without Licensor’s prior approval in writing. No showcases, awnings, or other articles or projections shall be affixed to any part of the exterior of the Building, without the prior written consent of Licensor.

9. Licensee and Licensee’s Personnel shall not permit the operation of any musical or sound-producing instruments or device which may be heard outside the Dedicated Space, or which may emanate electrical waves or x-rays or other emissions which will be hazardous to health, well-being or condition of persons or property.

10. All plates, dishes, and other glass now in the Licensed Space or Building which is broken through cause attributable to Licensee or Licensee’s Personnel shall be replaced by and at expense of Licensee under the direction of Licensor.

11. The plumbing facilities (including, without limitation, toilet rooms, urinals, washbowls, drains, and sewers) shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein. The expense of any breakage, stoppage, or damage resulting from a violation of this provision by Licensee or Licensee’s Personnel shall be borne by Licensee. Licensor shall not be responsible for any damage due to stoppage, backup, or overflow of the drains or other plumbing fixtures or any broken pipes, or any flooding of any kind.

12. All contractors and/or technicians performing work for Licensee within the Licensed Space, Building or Premises shall be referred to Licensor for written approval before performing such work. This shall apply to all work including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and all installations affecting floors, walls, windows, doors, ceilings, equipment, or any other physical feature of the Building, the Licensed Space or the Premises. Licensee shall do no work without Licensor’s prior written approval.

13. Neither Licensee nor Licensee’s Personnel shall go upon the roof of the Building, without the written consent of the Licensor, which shall not be unreasonably withheld, conditioned, or delayed if there is a legitimate business purpose for accessing the roof.

14. Canvassing, soliciting, distribution of handbills or any other written material peddling in the Building or the Premises are prohibited, and Licensee shall cooperate to prevent the same. Licensee shall not use the name of the Building for any purpose other than that of the business address of Licensee or use any names, pictures, or likenesses of the Building or the Premises or use any pictures, likenesses, trademarks, names, or tradenames of the Licensor or Licensor Parties in any letterheads, envelopes, circulars, notices, advertisements, containers or wrapping material without Licensor’s express consent in writing.

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15. Licensee shall not conduct its business and/or control Licensor’s Personnel in such a manner as to commit waste or suffer or permit waste to be committed in Licensed Space. Licensee shall not do or permit anything in, on, or around the Licensed Space that is immoral, obscene, pornographic, disreputable or dangerous to life, limb or property, or do any act tending to injure the reputation of the Premises, the Building, or the Licensor. Licensor agrees that the use of mice/rats for laboratory research in connection with the use permitted under the License Agreement will not be deemed to violate the restrictions contained in the immediately preceding sentence. No activity creating dust or fumes that may be hazardous shall be performed in the Licensed Space except in an environment controlled by air-handling equipment properly and lawfully designed and utilized, which shall be maintained and operated at all times to prevent hazardous accumulations of pollutants in the atmosphere within the Licensed Space or Premises.

16. Licensee shall not install in the Licensed Space any equipment, which uses a substantial amount of electricity without the advance written consent of the Licensor. Licensee shall ascertain from the Licensor the maximum amount of electrical current which can safely be used in the Licensed Space, taking into account the capacity of the electric wiring in the Building and the Licensed Space and the needs of Other Licensees in the Building and the Premises. Licensee agrees not to use more than such safe capacity. The Licensor’s consent to the installation of electric equipment shall not relieve the Licensee from the obligation not to use more electricity than such safe capacity. The Licensee will be responsible for any damage to the Building or Other Licensees caused by overuse of electricity.

17. Licensee shall not use, or permit any other party to use, the Licensed Space for any distress, fire, bankruptcy, close-out, “lost our lease” or going-out-of-business sale or auction. Licensee shall not display any signs advertising the foregoing anywhere in, on, or around the Licensed Space. This prohibition shall also apply to Licensee’s Personnel and creditors.

18. Licensee agrees to park in only those parking stalls designated as Licensee parking. Licensee shall hold Licensor harmless for the removal and charges related thereto when Licensee, or its employees, park in spaces designated as reserved parking (other than reserved for Licensee), visitor parking, handicapped parking, no parking or red or yellow curb areas. Licensee shall not park or allow to be kept any vehicle in, on, or around the Premises, either company or personal, which is not being used on a daily basis.

19. Licensee shall not maintain armed security in, on, or around the Licensed Space nor possess any weapons, explosives, combustibles, or other hazardous devices in, on, or around the Building and/or Licensed Space.

20. All of Licensee’s signs shall: (i) be professionally designed, prepared, and installed, (ii) not advertise any product, (iii) comply with any sign criteria developed by Licensor from time to time, and (iv) be subject to all applicable laws, Legal Requirements, and any covenants, conditions, and restrictions applicable to the Premises or Building. Licensee shall maintain all signs hereunder in good repair and in a sightly, first-class condition. Licensee shall not use strobe or flashing lights in, on, or around the Licensed Space or on any signs thereon.

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21. Licensee shall conduct its labor relations and relations with employees so as to avoid strikes, picketing, and boycotts in, on, around, or about the Licensed Space or Premises. If any employees strike, or if picket lines or boycotts or other visible activities objectionable to Licensor are established, conducted, or carried out against Licensee or Licensee’s Personnel, Licensee shall immediately close the Dedicated Space and remove or cause to be removed the causes of such activity until the dispute has been settled.

22. Upon expiration or earlier termination of this License Agreement, in addition to the requirements under the terms of the License Agreement, Licensee shall ensure that:

a. All interior and exterior lights and bulbs are operational.

b. All exhaust, ceiling, and overhead fans are operational.

c. Licensed Space floor areas are broom swept and clean of all trash and materials.

d. Licensed Space floor areas are cleaned of oils, fluids, and other foreign materials.

e. All electrical, plumbing, and other utilities which are terminated are disconnected, capped, and/or terminated according to applicable building codes and all other Legal Requirements.

f. All electrical and telecommunications conduit and wiring installed by or for Licensee specifically for Licensee’s equipment is removed to the originating panel if Licensor so requires.

g. Overhead interior and exterior doors are operational and in good condition.

h. Any bolts secured to the floor are cut off flush and sealed with epoxy.

1. Licensed Space fencing or partitions are removed if Licensor so requires,

J. All furniture, trash, and debris are removed.

k. All signs and pictures, posters, signage, stickers, and all similar items of Licensee and any other occupant of the Licensed Space are removed from all walls, windows, doors, and all other interior and exterior surfaces of the Licensed Space and other locations of the Premises.

1. All carpet areas are vacuumed.

m. All uncarpeted office floors are swept, and any excess wax build-up on tile and vinyl floors is properly removed.

n. All computer cable and conduit installed by or for Licensee is removed to point of origin.

o. All windows and miscellaneous hardware are operational and in good condition.

p. All HVAC and mechanical systems and equipment are operational and in good condition.

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q. Ceiling tiles, grid, light lenses, air grills, and diffusers are in place with no holes or stains.

r. There are no broken windows or other glass items.

s. Bathroom walls, floors, and fixtures are clean and in good condition.

t. All plumbing fixtures are intact, operational free of leaks, and in good condition.

u. All gutters and downspouts are undamaged and operational.

v. Walls (internal and external) are clean, and any holes are properly and permanently patched.

w. All Licensor FF&E is returned in good and working condition with only reasonable wear and tear.

23. Licensor may waive any one or more of these Building Rules & Regulations for the benefit of any particular Licensee, Licensee’s Personnel, Other Licensee, Licensors, or Licensor Parties, but no such waiver by Licensor shall be construed as a waiver of such Building Rules & Regulations in favor of any other party (including Licensee, Other Licensee, Licensor, or Licensor Parties), nor prevent Licensor from thereafter enforcing any such Building Rules & Regulations against a party who was previously granted a waiver or any or all of the Licensee, Other Licensees, Licensee’s Personnel, Licensor Parties, or occupant of the Premises.

24. These Building Rules & Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements, and conditions of any lease on Premises or the Building or any License to the Licensed Space. Licensee shall be responsible for ensuring compliance with these Building Rules & Regulations (as they may be amended from time-to-time by Licensor) by Licensee and Licensee’s Personnel, any other occupant of the Dedicated Space and their respective agents, employees, invitees, transferees, and contractors.

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EXHIBIT D

List of Scheduled Equipment/Labs

Eauinment
Octo dissociator tissue homogenizer
BWF2 fully integrated turnkey laser
CliniMACS Prodigy system
Sterile Tube Welder
PlasmaTherm dry thawing device
COBE 2991 cell processor
CliniMACS Plus automated cell separator
ELUTRA cell separator
Sony sterile cell sorter system
Miltenyi magnetic manual separators
Gatherex cell harvest pump
qViro-X particle analyzer
New Brunswick CO2 incubator shaker
Controlled rate freezer
Step One Plus Real Time PCR System
7500 FAST Real Time PCR System
PCR clean room
4D-Nucleofactor transfection unit
Neon transfection system
Multirad 225 X-ray irradiator for cells or rodents

D-1

Microtome for paraffin sections
Paraffin embedding station
Microscope brightfield for histology with color camera and basic Leica software
Microscope fluorescent and brightfield with two cameras and advanced Leica software
Biospa Cytation 5 automated cell culture plate incubator and live cell imaging system
Incucvte automated live cell imaging system
Celigo imaging cytometer
Odyssey Fe dual-mode imager
Luminex 100 Milliplex Analyzer
iQue Screener Plus flow cytometer
Novocvte flow cytometer
Gallios flow cytometer
LSR flow cytometer
LSR Fortessa flow cytometer
Fume hood, externally vented for organic chemical use
HPLC Shimadzu
LCMS Ab Sciex 3200 QTrap Mass Spectrometer
Rotary Evaporator
Vacuum Centrifuge
Vacuum oven
IVIS LuminaLT

Scheduled Labs

Vivarium Processing Room

Vivarium Surgery Room

D-2

EXHIBIT E

Insurance

(i)	Comprehensive or Commercial Form General Liability Insurance with a m1mmum combined single limit of $1,000,000.00 per occurrence including, without limitation, contractual liability, personal and advertising injury, and broad form property damage. If such insurance is written on a claims-made, coverage shall survive for a period of not less than three (3) years following termination of this Agreement. Coverage shall provide for a retroactive date of placement prior to or coinciding with the effective date of this Agreement; Licensor and any Licensor Parties the Licensor may reasonably designate shall each be named as an Additional Insured on the policy and coverage shall be primary and non-contributory with any insurance policy maintained by the Additional Insured with the policy endorsed to provide a waiver of subrogation in favor of Licensor and any applicable Licensor Parties.

(ii)	The Licensee, at any time while it has any employees, shall have in place Workers’ Compensation at statutory limits and Employers Liability Insurance with minimum limits of $1,000,000.00 per occurrence; with the policy endorsed to provide a waiver of subrogation in favor of Licensor and any applicable Licensor Parties.

(iii)	The Licensee, at any time while it owns or uses in its operations automobiles (including trucks) shall have in place. Primary Auto Liability Insurance covering all owned, non-owned, and hired vehicles, in a minimum of $1,000,000.00 combined single limit for bodily injury and property damage; Licensor and any Licensor Parties the Licensor may reasonably designate shall each be named as an Additional Insured on the policy and coverage shall be primary and non-contributory with any insurance policy maintained by the Additional Insured with the policy endorsed to provide a waiver of subrogation in favor of Licensor and any applicable Licensor Parties.

(iv)

(v)	Umbrella Liability providing excess limits for General Liability, Employer’s Liability, and Auto Liability, in a minimum limit of $3,000,000.00. Said umbrella liability insurance may be satisfied through a combination of primary insurance and umbrella insurance for a combined limit of $4,000,000.00 per occurrence. A lesser amount may be approved by Licensor which shall be evidenced by Licensor initialing the approved limit on the Certificate of Insurance. Licensor and any Licensor Parties the Licensor may reasonably designate shall each be named as an Additional Insured on the policy and coverage shall be primary and non-contributory with any insurance policy maintained by the Additional Insured with the policy endorsed to provide a waiver of subrogation in favor of Licensor and any applicable Licensor Parties.

(vi)	At any time, Licensee has property including fixtures, equipment, and personal property, located on the Premises, valued in excess of $10,000 on a full replacement cost basis, Licensee shall, at Licensee’s sole cost and expense, maintain property damage insurance on a full replacement cost basis on such property with the elimination of a coinsurance prov1s10n. Such property insurance shall include coverage for temperature sensitive materials where applicable. During the term of the License of real property, the Licensee shall also maintain a rental income insurance policy, with loss payable to the Licensor, in an amount equal to the total License Fees payable under this Agreement for ten (10) months. In addition, Licensee shall at Licensee’s sole cost and expense, maintain business interruption insurance against loss resulting directly from necessary interruption of business caused by damage to or destruction of real or personal property, by the perils insured against, during the term of this policy, on premises occupied by the Insured and situated as herein described.

(vii)	Licensee shall provide (30) thirty days advance written notice to Licensor, regarding all insurance policies required herein, of any modifications, changes, or cancellations, and (b) said policies shall be procured from an insurer licensed to do business in Texas with a Best’s rating of “A-” “VIII” or better.

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